Consent of Independent Registered Public Accounting Firm

X-Square Balanced Fund, LLC

209 Muñoz Rivera, Suite 1111

San Juan, PR 00918

We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A our report dated February 24, 2021, relating to the financial statements and financial highlights of X-Square Balanced Fund, LLC (the “Fund”), which appear in the Fund’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us on the cover page of the Statement of Additional Information and under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ BDO Puerto Rico, PSC

BDO Puerto Rico, PSC
San Juan, Puerto Rico

April 29, 2022